UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 28, 2015

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NEWFIELD EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)
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Delaware	1-12534	72-1133047
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4 Waterway Square Place, Suite 100
The Woodlands, Texas 77380
(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 210-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)     On July 27, 2015, the Board of Directors (the “Board”) of Newfield Exploration Company (the “Company”), upon the recommendation of the Nominating & Corporate Governance Committee of the Board, appointed Roger B. Plank, effective July 28, 2015, and James Kent Wells, effective August 1, 2015, to serve on the Board and fill two of the three vacancies currently outstanding on the Board.  Both Messrs. Plank and Wells will serve on the Operations & Reserves Committee and Audit Committee of the Board. Messrs. Plank and Wells meet the independence standards adopted by the Board in compliance with the New York Stock Exchange corporate governance listing standards and Item 407(a) of Regulation S-K.  With the appointment of these two directors, the total number of directors will be 10, 9 of whom are considered independent under the foregoing standards.

Neither Mr. Plank nor Mr. Wells has (i) any arrangements or understandings with any other person pursuant to which he was appointed to serve as a director; (ii) any family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer; or (iii) any direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Messrs. Plank and Wells will receive the standard compensation paid by the Company for non-management directors, a portion of which will be pro-rated to reflect the actual time each will serve on the Company’s Board this year, as described under “Non-Management Director Compensation” in the Company’s Proxy Statement for its Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission (“SEC”) on March 31, 2015. In connection with the appointments, each of Messrs. Plank and Wells has been granted a restricted stock award of the Company’s common stock, prorated for the 2015-2016 service, equal to 4,979 shares, which shall vest on May 16, 2016.  As of the date of this Current Report on Form 8-K, except for the foregoing grants, neither Mr. Plank nor Mr. Wells holds any direct or indirect beneficial ownership in the Company’s stock or rights to acquire the Company’s stock.  Also in connection with his appointment, each of Messrs. Plank and Wells will enter into a standard indemnification agreement with the Company, in the form previously filed with the SEC on February 6, 2009 as Exhibit 10.20 to the Company’s Current Report on Form 8-K, which is incorporated herein by reference.

Roger B. Plank – Mr. Plank, 58, has approximately 35 years of experience in the oil and gas industry. He currently serves as a Partner with Indian Creek Holdings, a private investment company. Mr. Plank retired in 2014 from his position as president and chief corporate officer of Apache Corporation, after serving 32 years with the company. His responsibilities included strategic planning, finance and accounting, business development, oil and gas marketing, investor relations, public and governmental affairs, corporate governance, tax and internal audit. Prior to his role as president and chief corporate officer, Mr. Plank served as president and principal financial officer from 2009-2010 and executive vice president and chief financial officer from 2000-2009. He started with Apache in 1981and served in a variety of positions with increasing responsibility and leadership. He was named among Institutional Investor magazine’s best energy CFO’s in America in 2004 and 2007.

Mr. Plank holds a B.A. in liberal arts from Colgate University, Hamilton, New York, and a M.B.A. from the University of St. Thomas, St. Paul, Minnesota. He serves on the board and is presiding director of Parker Drilling Company. Mr. Plank also has been active in numerous professional and charitable organizations serving on the boards of Alley Theatre, Texas Independent Producers and Royalty Owners Association (TIPRO) and The Ucross Foundation.

James Kent Wells – Mr. Wells, 58, has more than 35 years of experience in the oil and gas industry, serving 32 years with Amoco and BP. Mr. Wells retired earlier this year from Fidelity Exploration & Production Company, where he held the positions of chief executive officer and vice chairman of MDU Resources, the parent company of Fidelity. He joined Fidelity and MDU in 2011 and was responsible for the development and execution of the company’s long-term strategy.

During his time at Amoco/BP, Mr. Wells progressed through the organization and held a number of senior leadership and executive positions. Wells served as senior vice president, exploration and production North America Gas, BP America, 2007 – 2011. Prior to his tenure as SVP, he held the positions of general manager, Abu Dhabi Company for Onshore Oil Operations, 2005 – 2007, vice president, Gulf of Mexico Shelf, BP America, 2002 – 2005 and vice president, Rockies, 2000 – 2002. Mr. Wells began his career as a petroleum engineer with Amoco Canada Pet. Co. in 1979.

Mr. Wells holds a B.S. in mechanical engineering from Queen’s University, Kingston, Ontario, Canada. He formerly served on the boards of Fidelity and MDU.

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Item 7.01  Regulation FD Disclosure

On July 28, 2015, Newfield announced Messrs. Plank and Wells’ appointment to its Board of Directors. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in Item 7.01 of this Current Report, including the exhibit attached hereto as Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits
	99.1	Release issued by Newfield on July 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWFIELD EXPLORATION COMPANY

Date: July 29, 2015	By:	/s/ Timothy D. Yang
Timothy D. Yang
General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description
99.1	Release issued by Newfield on July 28, 2015